Exhibit 3.1

LUMENT FINANCE TRUST, INC.

ARTICLES OF AMENDMENT

Lument Finance Trust, Inc., a Maryland corporation (the “Corporation”), hereby certifies to the State Department of Assessments and Taxation of Maryland that:

FIRST: The charter of the Corporation (the “Charter”) is hereby amended to provide that, immediately upon the Effective Time (as defined below), every 10 shares of common stock, $0.01 par value per share (the “Common Stock”), of the Corporation that were issued and outstanding immediately prior to the Effective Time shall be combined into one issued and outstanding share of Common Stock, $0.10 par value per share, of the Corporation. Upon the Effective Time, no fractional shares of Common Stock of the Corporation shall be or remain issued and each stockholder otherwise entitled to a fractional share shall be entitled to receive in lieu thereof cash in an amount equal to the product obtained by multiplying (a) the fraction of a share by (b) the product obtained by multiplying (i) the closing price of the Common Stock as reported by the New York Stock Exchange on the date of the Effective Time (prior to giving effect to the foregoing combination) and (ii) ten.

SECOND: The amendment to the Charter as set forth above has been duly approved by at least a majority of the entire Board of Directors of the Corporation as required by law. The amendment set forth herein is made without action by the stockholders of the Corporation, pursuant to Section 2-309(e) of the Maryland General Corporation Law.

THIRD: There has been no increase in the authorized shares of stock of the Corporation effected by the amendment to the Charter as set forth above.

FOURTH: These Articles of Amendment shall become effective at 5:00 p.m. Eastern Time on Wednesday, September 9, 2026 (the “Effective Time”).

FIFTH: The undersigned acknowledges these Articles of Amendment to be the corporate act of the Corporation and as to all matters or facts required to be verified under oath, the undersigned acknowledges that to the best of such officer’s knowledge, information and belief, these matters and facts are true in all material respects and that this statement is made under the penalties for perjury.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the Corporation has caused these Articles of Amendment to be signed in its name and on its behalf by its President and Chairman of the Board of Directors and attested to by its Chief Financial Officer on this 8th day of September, 2026.

ATTEST:		LUMENT FINANCE TRUST, INC.

By:	/s/ James A. Briggs	By:	/s/ James P. Flynn
Name: James P. Briggs		Name: James P. Flynn
Title: Chief Financial Officer		Title: Chief Executive Officer, Chairman of the Board of Directors